Exhibit 99.1

Motive Achieves Million-Device Milestone for Home Device Management

Momentum Continues in New Client Wins, Execution of Strategy

AUSTIN, Texas, February 5, 2007 – Motive, Inc. (OTC: MOTV) today underscored the success of its Home Device Manager™ (HDM) product, announcing it now has more than one million devices under management with HDM. The company has signed 18 HDM customers since its launch in October 2005.

“Motive has been very successful in winning HDM customers,” said Alfred Mockett, chairman and chief executive officer of Motive. “The latest milestone – managing more than one million devices – further proves the strength of our product and the quality of our relationships with our customers. Furthermore, this confirms that our strategy to remain hardware agnostic and vendor independent has given us a clear point of differentiation that is valued by our customers.”

As announced April 3, 2006, Motive is restating its financial results for periods dating back to 2001.

“Motive’s core business remains strong as we continue the process of resolving past accounting issues,” Mr. Mockett said. “I am very pleased with the operational achievements we have made this year in HDM and our other existing technologies as well as in our strategic initiatives to expand our target market and broaden our business model.”

Among Motive’s accomplishments, the company gained 22 new customers in 2006, including 5 in the fourth quarter. The company currently has 57 active customers across its technologies. Most are broadband service providers located in North America and Europe; however, Motive said it also is seeing some recent growth in Latin America and the Asia-Pacific region.

Mr. Mockett noted the company has been successful in moving customers to a pay-as-you-go strategy in which Motive’s revenue growth directly connects to the growth of customers’ IP services. “The majority of our HDM contracts has used the pay-as-go-model,” he said. “This level of acceptance clearly demonstrates the viability of our business model expansion strategy. We are very pleased with the results thus far, and expect to build on this momentum going forward.”

Update

As of December 31, 2006, Motive had a cash position of $42 million and zero debt. On November 8, 2006, the company reported that its September 30, 2006, cash position of $44 million was unchanged from the quarter ended June 30, 2006.

Mr. Mockett further emphasized Motive’s commitment to prudent cash management as the company works to translate its operational success into solid financial performance. “As we have noted in the past, we expect our cash flow will continue to be lumpy, as our quarterly performance is highly dependent on the timing of cash receipts from large contracts and cash expenditures associated with the ongoing restatement process, SEC inquiry and securities litigation,” he said.

“Operating cash flow will continue to be variable through the first half of 2007. We expect it to be affected by three factors: development spending necessary to capitalize on growth opportunities, lead time to introduce and gain acceptance for the expanded product and service portfolio, and migration to a pay-as-you go business model.”

As of December 31, 2006, headcount stood at 276, a slight increase from 267 as of September 30, 2006, but slightly below 280 reported December 31, 2005. “Though our total number of employees remains stable, the growth of our Indian Development Center means that we are realizing benefits from employing a larger number of people overseas,” Mr. Mockett said, noting that the company now employs 47 individuals in its Indian Development Center, compared with only seven one year ago.

“We have clearly defined Motive’s strategy and have a strong management team in place to execute against it,” he stated. “We will continue to prudently manage our cash and other resources, but also will continue to invest in order to succeed. This is an exciting market segment, and Motive is in a strong position to capitalize on the opportunities available.”

About Motive, Inc.

Motive provides service management software for broadband and mobile data services. Motive’s software is helping wireline, wireless, cable and satellite operators worldwide deliver a new generation of IP-based services that seamlessly integrate voice, video and data into a single, connected experience. With Motive, operators can leverage one service management platform to automate and remotely manage key customer touch points throughout the service lifecycle, across multiple services, networks and devices. The result is a consistent, unified experience for both customers and service providers that increases revenues from new and converged services, reduces fulfillment and support costs, and drives greater customer satisfaction and loyalty.

Motive and the Motive logo are trademarks or registered trademarks of Motive, Inc. All other products or services mentioned herein are trademarks of their respective holders.

Forward-Looking Statements

This press release contains certain forward looking statements, within the meaning of the federal securities laws, which are identified by the use of the words “believes”, “expects”, “anticipates”, “will”, “contemplates”, “would”, “should”, “may”, “estimate”, “intend”, “plan” and similar expressions that contemplate future events. These forward-looking statements are subject to risks and uncertainties that could cause our actual results or performance to differ materially from that indicated in the forward-looking statements. These risks and uncertainties include, but are not limited to, anticipated customer demand for our products and services, our ability to charge and collect amounts due from our customers, our concentrated customer base and our dependency on a small number of relatively large orders, our ability to attract and retain customers, our mix of perpetual and term licenses, the effect of the timing of recognition of revenue from our licensed products, our typically long sales cycle, our strategic alliance and distribution arrangements, the adequacy of our liquidity and capital resources, our ability to control expenses, the rapid pace of technological change, the strength of competitive offerings from other providers, our ability to market our products in new geographic areas, the compatibility of our software with hardware and software platforms that are used by our customers and their subscribers now or in the future, our ability to attract and retain key personnel, the intensely competitive nature of the market for our products and services, our ability to timely complete the restatement of our historical financial results and complete and file our delinquent SEC reports, the fact that our historical financial results are not finalized and are subject to change, the outcome of an ongoing the SEC inquiry, the outcome of pending securities and shareholder derivative litigation, and those additional risk factors and uncertainties discussed in our filings with the Securities Exchange Commissions, which are available at www.sec.gov. Statements included in this press release are based upon information known to us as of the date of this press release, and we assume no obligation to update any information contained in this press release.

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Investor Contact:

Mike Fitzpatrick

Motive, Inc.

512.531.1044

ir@motive.com